Filed Pursuant to Rule 424(b)(3)

Registration No. 333-210880

October 9, 2019

CIM COMMERCIAL TRUST CORPORATION

SUPPLEMENT NO. 6, DATED OCTOBER 9, 2019, TO THE PROSPECTUS, DATED APRIL 11, 2019

This prospectus supplement (this “Supplement No. 6”) is part of the prospectus of CIM Commercial Trust Corporation (the “Company”), dated April 11, 2019 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 14, 2019 (“Supplement No. 1”), Supplement No. 2, dated June 6, 2019 (“Supplement No. 2”), Supplement No. 3, dated June 19, 2019 (“Supplement No. 3”), Supplement No. 4, dated August 13, 2019 (“Supplement No. 4”), and Supplement No. 5, dated September 13, 2019 (“Supplement No. 5”).  This Supplement No. 6 supplements certain information contained in the Prospectus. This Supplement No. 6 should be read, and will be delivered, with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4 and Supplement No. 5.  Unless otherwise defined in this Supplement No. 6, capitalized terms used in this Supplement No. 6 shall have the same meanings as set forth in the Prospectus.

The purpose of this Supplement No. 6 is to update the plan of distribution to reflect a change in the anticipated frequency of closing cycles.

PROSPECTUS UPDATES

Plan of Distribution

The following disclosure replaces in its entirety the first paragraph under the “Settlement Procedures” heading in the “Plan of Distribution” section of the Prospectus:

If your broker-dealer uses DTC Settlement, then you can place an order for the purchase of Units through your broker-dealer. A broker-dealer using this service will have an account with DTC in which your funds are placed. We anticipate that closing cycles will occur twice each month. You should coordinate with your registered representative to pay the full purchase price for your Units by the future applicable settlement date.